QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.5

EMPLOYMENT AGREEMENT

        THIS AGREEMENT (the "Agreement") is entered into by and between AVAILENT MORTGAGE, INC., a Texas corporation ("Company") and MICHAEL L. BANES ("Employee").

R E C I T A L S:

        WHEREAS, Company is engaged or intends to become engaged in the mortgage brokerage and mortgage banking business throughout the United States; and

        WHEREAS, Employee is experienced in the Company's business; and

        WHEREAS, the Company and Employee desire Employee to perform his duties pursuant to the terms hereof;

        NOW THEREFORE, for and in consideration of the mutual advantages and benefits accruing respectively to the parties hereto, the mutual promises hereinafter made and the acts to be performed by the respective parties hereto, the Company and the Employee do hereby contract and agree as follows:

        1.     Employment. The Company hereby employs Employee as President, and Employee hereby accepts such employment and agrees to perform the duties and render services as herein set forth.

        2.     Term. Except in the case of earlier termination, Employee's employment with the Company pursuant to this Agreement shall be for a period of three (3) years beginning as of March 31, 2003, and ending March 30, 2006 ("Termination Date"), unless renewed or extended by mutual agreement of the parties as herein provided.

        3.     Base Compensation. As base compensation for the services of Employee during the term hereof, the Company shall pay the Employee a salary at a rate to be fixed from time to time by the Compensation Committee of the Company's Board of Directors but in no event shall be less than $100,000 per year (subject to reduction for such payroll and withholding deductions as may be required by law). Employee's salary hereunder shall be paid every two weeks in arrears. Employee shall not be paid nor will there be any accrual of salary until such time as Bobby Lutz' notes for $375,000 are paid in full in accordance with the Forbearance Agreement unless Bobby Lutz approves the Company to pay or accrue Employee's salary. Employee shall also be entitled to: (a) health and disability insurance coverage at the Company's expense limited to that which already exists as approved by the Availent Financial, Inc. Board of Directors; (b) health insurance coverage at the Company's expense for Employee's spouse and dependents limited to that which already exists as approved by the Availent Financial, Inc. Board of Directors; (c) the right to all fringe benefits generally made available to other Employees of the Company, and (d) the right to participate in retirement plans implemented by the Company. In addition to the foregoing, Employee shall be entitled to a minimum annual vacation leave of four (4) weeks per year with full pay which shall not be accumulated nor carried forward from year to year if not used.

        4.     Bonus. Employee shall be entitled to receive quarterly bonuses in an amount equal to five (5) percent of Net Income Before Taxes ("NIBT") (in accordance with GAAP), if any, of the Company for the quarter, for up to $5 million NIBT annually. For any NIBT in excess of $5 million annually, Employee shall be paid two (2) percent of such NIBT. The NIBT will be computed on a consolidated basis which shall include the NIBT of the Company and its subsidiaries, sister and parent companies, if applicable, pursuant to the provisions of the Internal Revenue Code applicable to, or allowing, companies to file income tax returns on a consolidated basis. The quarterly bonuses, if due, shall be paid no more than 45 days following the end of the quarter.

        5.     Stock Options. Employee shall be entitled to participate in the Availent Financial, Inc. 2003 Equity Incentive Plan.

        6.     Duties and Services. During the term of this Agreement, Employee agrees to (a) do his utmost to enhance and develop the best interests and welfare of the Company, (b) give his best efforts and employ his top skills toward advancing and promoting the growth and success of the Company, and (c) perform such duties or render such services as the Board of Directors of the Company may, from time to time, reasonably confer or impose upon Employee.

        Employee shall devote his entire productive time, ability, attention, and energies to the business of the Company during the term of this Agreement and shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether or not for compensation, without the prior written consent of the Board of Directors of the Company.

        7.     Termination.

          a.     The Company may terminate Employee's employment pursuant to this Agreement at any time for "cause" as herein defined. The term "cause" shall mean at any time during the term of this Agreement any of the following events: (i) engaging in activities in direct or indirect competition with the Company, including but not limited to any violation of the Non-Competition and Non-Solicitation Agreement contained in Paragraph 12 of this Agreement, (ii) committing acts of gross negligence, (iii) conviction of a felony or misdemeanor involving moral turpitude, (iv) demonstration of any acts of dishonesty or theft on the part of Employee which, in the opinion of the Board of Directors of the Company, is detrimental to the best interests of the Company, and (v) intentional and material violation by Employee of any written policy adopted by the Board of Directors of the Company which is not corrected within ten (10) days after receipt by Employee of a detailed written explanation from the Board of Directors of the Company, (vi) death or incapacity of Employee or (vii) any instance of corporate malfeasance as determined by the Board of Directors to be gross negligence, willful misconduct or fraud.

          b.     "Incapacity," as that term is used in paragraph 7(a)(vi) above, shall be defined as an incapacity, whether by an accident, sickness or otherwise, which renders Employee mentally or physically incapable of performing the services required pursuant to this Agreement, and such incapacity, in the opinion of a mutually agreeable physician, is expected to continue for a period of six (6) months.

          c.     The Company may terminate Employee at any time during the term of this Agreement if a majority of all of the members of the Board of Directors of the Company determines that such action is in the best interests of the Company.

        8.     Severance and Other Payments.

          a.     If Employee's employment pursuant to this Agreement is terminated for "cause" (as herein defined), the Company shall not be obligated to pay or provide any severance compensation or benefits to Employee.

          b.     If Employee becomes incapacitated (as herein defined) during the term of this Agreement because of sickness, injury or physical or mental disability, the Company agrees that, from the date of the determination of incapacity and continuing for a period of twenty four (24) months the Company shall pay to Employee thirty percent (30%) of Employee's salary otherwise payable as of the date of the determination of disability. Company may obtain disability insurance coverage to discharge all or part of its responsibility to Employee under this paragraph and if such coverage provides for monthly payments equal to or greater than those provided herein, Employee shall be entitled to such amount.

          c.     If Employee's employment with the Company is terminated under Paragraph 7(c) of this Agreement or the Company elects not to continue the Agreement under Paragraph 2 above, the Company agrees to pay to Employee an amount equal to fifty percent (50%) of Employee's then current annual base salary (or, if this Agreement has expired, an amount equal to fifty percent (50%) of Employee's annual base salary on the last effective day of this Agreement's term) ("Severance Payment"). Such Severance Payment shall only be owed to Employee and paid by the Company following the execution of a mutually agreeable severance agreement by Employee and the Company that shall be written within 15 days of the date of Employee's termination. In addition to the foregoing Severance Payment, Employee may continue to participate in the Company's group health plan, if any, then in effect, at no cost to the Company, for the term of this Agreement or such lesser period as may be limited by applicable law or regulation.

        9.     Qualification for Surety Bond. If requested, Employee agrees to furnish all information and take any other steps necessary to enable Company to obtain a fidelity bond conditioned on the rendering of a true account by Employee of all money, goods, or other property that may come into the custody, charge, or possession of Employee, during the term of employment. All premiums on the surety bond are to be paid by Company.

        10.   Travel and Entertainment. Employee is authorized to incur reasonable travel and entertainment business expenses on behalf of the Company. Any expense in excess of $200 must be approved in writing by the Availent Financial CFO by submitting an expense request form. Employee's monthly cell phone bill shall be reimbursed by the Company.

        11.   Non-Competition and Non-Solicitation Agreement. Without the prior written consent of the Company, Employee shall not, during the term of this Agreement, or for a two (2) year period of time following the date of termination of this Agreement or the termination of Employee's employment with the Company:

          a.     Solicit business from, attempt to do business with, or do business with any customer of the Company which either: (1) Employee initially called on, initially serviced, initially did business with or had initial contact with during his/her employment at the Company; or (2) Employee became initially acquainted with or received Confidential Information regarding as a result of his/her employment at the Company. This restriction applies only to businesses that are within the scope of services or products provided by the Company.

          b.     Induce, solicit or attempt to solicit or induce any employee of the Company (or any affiliate of the Company) to leave their employment with the Company and/or accept employment elsewhere.

        12.   Confidential Information.

          During the term of this Agreement, the Company shall provide Employee with initial and ongoing confidential information and trade secrets of the Company and the Company's clients (hereinafter referred to as "Confidential Information"). For purposes of this Agreement, Confidential Information includes, but is not limited to:

          a.     Software or other technology developed by the Company, any research data or other documentation related to the development of such software/technology and software source codes;

          b.     Customer lists and prospect lists developed by the Company;

          c.     Information regarding the Company's customers, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer;

          d.     Information related to the Company's business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, billing information, Employee lists, business plans, sales, profits, and other business and financial information of the Company;

          e.     Training materials developed by and provided to Employee by the Company;

          f.      Any other information which Employee acquired as a result of his/her employment with the Company and which Employee has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

        Employee understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have this information, and that the Company would be harmed if the Confidential Information were disclosed.

        13.   Non-Disclosure of Confidential Information. Employee agrees to hold all Confidential Information of the Company in trust for the Company and will not: (a) use the information for any purpose other than the benefit of the Company or in furtherance of the Company's business; or (b) disclose to any person or entity any Confidential Information of the Company except as necessary during Employee's employment with the Company to perform services on behalf of the Company. Employee will also take reasonable steps to safeguard such Confidential Information and prevent its disclosure to unauthorized persons.

        14.   Return of Company Property and Information. Upon termination of employment, or at any earlier time as directed by the Company, Employee shall immediately deliver to the Company any and all Confidential Information in Employee's possession, any other documents or information which Employee acquired as a result of his/her employment with the Company, and any copies of such documents/information. Employee shall not retain any originals or copies of any documents or materials related to the Company's business which Employee came into possession of or created as a result of his/her employment at the Company. Employee acknowledges that such information, documents and materials are the exclusive property of the Company.

        15.   Notices. All notices or other instruments or communications provided for in this Agreement shall be in writing and signed by the party giving same and shall be deemed properly given if delivered in person, including delivery by overnight courier, or if sent by registered or certified United States mail, postage prepaid, addressed to such party at the address listed below. Each party may, by written notice to the other party, specify any other address for the receipt of such notices, instruments or communications.

        16.   Dispute Resolution. All disputes and claims between the parties to this Agreement involving the construction or application of any of the terms, covenants or conditions of this Agreement that are not resolved pursuant to an agreement of the parties shall be arbitrated before the American Arbitration Association ("AAA"), upon the written notice of a party to the other party in writing. The arbitration of such disputes before the AAA will proceed pursuant to the AAA's Commercial Arbitration Rules then in effect. Judgment upon any arbitration award may be entered in any court or other tribunal having jurisdiction thereof, and the parties hereby consent to the jurisdiction of such courts for this purpose. If the parties cannot agree upon an arbitrator, one shall be appointed by the AAA. The arbitrator's award shall be binding and in writing. All arbitration proceedings shall be conducted in Dallas County, Texas. Notwithstanding the above, in the event of a breach of this Agreement by Employee, the Company shall be entitled to seek injunctive relief from a court of competent jurisdiction to enforce this Agreement or prevent conduct in violation of this Agreement. Any fees and expenses charged by the AAA or its designated arbitrators shall be shared equally by the parties to this Agreement. The parties to this Agreement shall bear their own attorneys' fees.

        17.   Miscellaneous.

          a.     Section Headings. The section headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          b.     Assignment. Subject to the condition that this Agreement is not assignable by either party without the prior written consent of the other party, the terms and provisions of this Agreement shall inure to the benefit of, and shall be binding on, the parties hereto, the Company's subsidiaries, partners, affiliates and such parties respective heirs, representatives, successors and assigns.

          c.     Entire Agreement. This Agreement supersedes all other employment agreements, either oral or in writing, between the parties of this Agreement concerning the subject matter of this agreement, including, but not limited to, the employment agreement entered into by the parties effective January 1, 2003. This Agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to such employment. Any such prior employment agreements are hereby terminated without obligation for any payments otherwise due thereunder.

          d.     Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any arbitrator or court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

          e.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          f.      Amendments. Except as otherwise provided herein, amendments or modifications may be made to this Agreement only with the written approval of both parties, and any alleged amendment or modification herein which is not so approved shall not be effective as to either party.

          g.     Reformation. In the event that any arbitrator or court of competent jurisdiction holds any restrictions in this Agreement to be unreasonable and/or unenforceable as written, the court or arbitrator may reform the Agreement to make it enforceable, and the Agreement shall remain in full force and effect as reformed by the arbitrator or court.

          h.     No Waiver. Failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege conferred by this Agreement, or the waiver by a party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

          i.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Company and any parents, subsidiaries, affiliated companies, successors or assigns of the Company.

          j.      Governing Law. This Agreement has been made under and shall be governed by the laws of the State of Texas.

          k.     Authorization by Company's Board of Directors. This Agreement has been authorized by a Resolution of the Board of Directors of the Company.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the 31st day of March, 2003.

COMPANY:
AVAILENT MORTGAGE, INC., a Texas corporation
Address:
2720 Stemmons Suite 600 Dallas, Texas 75207	By:	/s/ MICHAEL L. BANES

	Name:	Michael L. Banes President
	By:	/s/ PATRICK A. MCGEENEY

	Name:	Patrick A. McGeeney President and Director Availent Financial
	Witness:	/s/ DAVID MOLINA

EMPLOYEE:
Address:
Mr. Michael L. Banes 184 Diamond Ridge Drive Coppell, Texas 75019	By:	/s/ MICHAEL L. BANES

MICHAEL L. BANES

QuickLinks

  Exhibit 10.5
EMPLOYMENT AGREEMENT
R E C I T A L S